Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements and related Prospectuses (Forms S-3 No. 333-87512, No. 333-73421, No. 33-40465, No.
333-36704,  No.  333-107780,  No.  333-105861  and  Form S-4 No.  333-10771)  of
Commerce  Bancorp,  Inc.  and in the  Registration  Statements  (Forms  S-8  No.
33-82742,  No. 33-82740,  No.  333-26965,  No.  333-57497,  No.  333-37764,  No.
333-40386, and No. 333-106941) pertaining to the Stock Option Plans and Employee Stock Purchase Plan of Commerce Bancorp, Inc. of our report dated February 16, 2004 with respect to the consolidated financial statements of Commerce Bancorp, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

                                                        /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 12, 2004